UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              FORM U-13-60

                              ANNUAL REPORT

                             FOR THE PERIOD

   Beginning January 1, 2001          and Ending     December 31, 2001

                                 TO THE

                 U.S. SECURITIES AND EXCHANGE COMMISSION

                                   OF


                          ENTERGY SERVICES, INC.
   ___________________________________________________________________
                    (Exact Name of Reporting Company)


A       Subsidiary                              Service Company
  _________________________________
     ("Mutual " or "Subsidiary")


Date of Incorporation  February 11, 1963   If not Incorporated,
                       __________________

Date of Organization   __________________

State or Sovereign Power under which Incorporated or Organized  Delaware
                                                                --------

Location of Principal Offices of Reporting Company

639 Loyola Avenue, New Orleans, Louisiana


Name, title and address of officer to whom correspondence concerning this report should be addressed:


Mr. Nathan E. Langston               Sr. VP, Chief Accounting Officer
       (Name)                                     (Title)


P.O. Box 61000, New Orleans, La. 70161
            (Address)

   Name of Principal Holding Company Whose Subsidiaries are served by
                           Reporting Company:

                           Entergy Corporation

                  INSTRUCTIONS FOR USE OF FORM U-13-60

1.  Time of Filing
    Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.  Number of Copies
    Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3.  Period Covered by Report
    The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.  Report Format
    Reports  shall  be submitted on the forms prepared by  the  Commission.
    If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.  Money Amounts Displayed
    All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Sec. 210.3-01 (b)).

6.  Deficits Displayed
    Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes (Regulation S-X, Sec. 210.3-01(c)).

7.  Major Amendments or Corrections
    Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.  Definitions
    Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.  Organization Chart
    The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation
    The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed
    The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


              LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                              Schedule or        Page
          Description of Schedules and Accounts              Account Number     Number
Comparative Balance Sheet                                   Schedule I           5-6
Service Company Property                                    Schedule II            7
Accumulated Provision for Depreciation and Amortization
   of Service Company Property                              Schedule III           8
Investments                                                 Schedule IV            9
Accounts Receivable from Associate Companies                Schedule V             9
Fuel Stock Expenses Undistributed                           Schedule VI           10
Stores Expense Undistributed                                Schedule VII          10
Miscellaneous Current and Accrued Assets                    Schedule VIII         11
Miscellaneous Deferred Debits                               Schedule IX           11
Research, Development, or Demonstration Expenditures        Schedule X            11
Proprietary Capital                                         Schedule XI           12
Long-Term Debt                                              Schedule XII          13
Current and Accrued Liabilities                             Schedule XIII         14
Notes to Financial Statements                               Schedule XIV          14
Statement of Income                                         Schedule XV           15
Analysis of Billing - Associate Companies                   Account 457           16
Analysis of Billing - Nonassociate Companies                Account 458           17
Analysis of Charges for Service - Associate and             Schedule XVI          18
   Nonassociate Companies
Schedule of Expense of Department or Service Function       Schedule XVII      19-20
Departmental Analysis of Salaries                           Various Accounts      21
Outside Services Employed                                   Various Accounts      21
Employee Pensions and Benefits                              Various Accounts      22
General Advertising Expenses                                Various Accounts      22
Miscellaneous General Expenses                              Various Accounts      23
Rents                                                       Various Accounts      23
Taxes Other Than Income Taxes                               Various Accounts      24
Donations                                                   Account 426.1         25
Other Deductions                                            Account 426.5         26
Notes to Statement of Income                                Schedule XVIII        27

       LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                                 Page
           Description of Reports or Statements                                 Number

Organization Chart                                                                29
Methods of Allocation                                                             29
Annual Statement of Compensation for Use of Capital Billed                        29

                         Appendix
Information in compliance with Item 4 of SEC letter dated                         29
    December 29, 1986

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  Schedule I - Comparative Balance Sheet

                             (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

Account                       Assets and Other Debits                          As of December 31
                                                                               Current      Prior
          Service Company Property
  101     Service company property (Schedule II)                               $269,637   $226,897
  107     Construction work in progress (Schedule II)                            29,838     25,265
                                                                               --------   --------
              Total Property                                                    299,475    252,162
                                                                               --------   --------

  108     Less accumulated provision for depreciation and amortization of service
          company property (Schedule III)                                       179,074    157,296
                                                                               --------   --------
              Net Service Company Property                                      120,401     94,866
                                                                               --------   --------

          Investments

  123     Investments in associate companies (Schedule IV)                            -          -
  124     Other Investments (Schedule IV)                                             -          -
                                                                               --------   --------
              Total Investments                                                       -          -
                                                                               --------   --------

          Current and Accrued Assets

  131     Cash                                                                    8,129      2,197
  134     Special deposits                                                          387        324
  135     Working funds                                                             325         26
  136     Temporary cash investments (Schedule IV)                               33,266     17,122
  141     Notes receivable                                                           62         62
  143     Accounts receivable                                                    15,588     21,530
  144     Accumulated provision of uncollectible accounts                             -          -
  146     Accounts receivable from associate companies (Schedule V)             118,581    155,409
  152     Fuel stock expenses undistributed (Schedule VI)                             -          -
  154     Materials and supplies                                                     24          -
  163     Stores expense undistributed (Schedule VII)                                17         17
  165     Prepayments                                                             1,187         54
  174     Miscellaneous current and accrued assets (Schedule VIII)                  362      4,945
                                                                               --------   --------
              Total Current and Accrued Assets                                  177,928    201,686
                                                                               --------   --------

          Deferred Debits

  181     Unamortized debt expense                                                    -          -
  182     Other regulatory assets                                                     -          -
  184     Clearing accounts                                                       6,775      4,481
  186     Miscellaneous deferred debits (Schedule IX)                             9,870     (1,122)
  188     Research, development, or demonstration expenditures (Schedule X)           -          -
  190     Accumulated deferred income taxes                                      47,635     29,305
                                                                               --------   --------
              Total Deferred Debits                                              64,280     32,664
                                                                               --------   --------

              TOTAL ASSETS AND OTHER DEBITS                                    $362,609   $329,216
                                                                               ========   ========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 Schedule I - Comparative Balance Sheet

                              (In Thousands)

Account           Account Liabilities and Proprietary Capital              As of December 31
                                                                           Current      Prior
         Proprietary Capital
  201    Common stock issued (Schedule XI)                                      $20        $20
  211    Miscellaneous paid-in-capital (Schedule XI)                              -          -
  215    Appropriated retained earnings (Schedule XI)                             -          -
  216    Unappropriated retained earnings (Schedule XI)                           -          -
                                                                           --------   --------
            Total Proprietary Capital                                            20         20
                                                                           --------   --------

         Long-Term Debt

  223    Advances from associate companies (Schedule XII)                         -          -
  224    Other long-term debt (Schedule XII)                                      -          -
  225    Unamortized premium on long-term debt                                    -          -
  226    Unamortized discount on long-term debt-debit                             -          -
                                                                           --------   --------
            Total Long-Term Debt                                                  -          -
                                                                           --------   --------

         Current and Accrued Liabilities

  231    Notes payable                                                            -          -
  232    Accounts payable                                                    86,013    124,222
  233    Notes payable to associate companies (Schedule XIII)                     -          -
  234    Accounts payable to associate companies (Schedule XIII)            105,588     93,310
  236    Taxes accrued                                                       13,340      5,798
  237    Interest accrued                                                         -          -
  238    Dividends declared                                                       -          -
  241    Tax collections payable                                                280      1,879
  242    Miscellaneous current and accrued liabilities (Schedule XIII)        8,369      5,108
                                                                           --------   --------
            Total Current and Accrued Liabilities                           213,590    230,317
                                                                           --------   --------

         Deferred Credits

  253    Other deferred credits (See Note 8)                                135,314     87,583
  255    Accumulated deferred investment tax credits                          2,700      2,700
                                                                           --------   --------
             Total Deferred Credits                                         138,014     90,283
                                                                           --------   --------

  282    Accumulated Deferred Income Taxes                                   10,985      8,596

                                                                           --------   --------

             TOTAL LIABILITIES AND PROPRIETARY CAPITAL                     $362,609   $329,216
                                                                           ========   ========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                 Schedule II - Service Company Property

                              (In Thousands)


                                           Balance at             Retirements              Balance
                                            Beginning                  or      Other (1)  at Close
                   Description               of Year   Additions     Sales      Changes    of Year

Service Company Property

Account
  301   Organization                                $-         $-           $-         $-        $-
  303   Miscellaneous Intangible Plant          33,782      7,462            -          -    41,244
  304   Land and Land Rights                     1,708          -            -          -     1,708
  305   Structures and Improvements              9,121        171            -          -     9,292
  306   Leasehold Improvements                  15,545      1,568            -          -    17,113
  307   Equipment (2)                          123,729      9,627            -          -   133,356
  308   Office Furniture and
        Equipment                               33,428        579            -          -    34,007
  309   Automobiles, Other Vehicles
        and Related Garage Equipment               185          -            -          -       185
  310   Aircraft and Airport Equipment           9,399     23,333            -          -    32,732
  311   Other Service Company
        Property (3)                                 -          -            -          -         -
                                              -----------------------------------------------------
                                 SUB-TOTAL     226,897     42,740            -          -   269,637
                                              -----------------------------------------------------
  107   Construction Work in Progress (4)       25,265     47,315       42,742               29,838
                                              -----------------------------------------------------
                                     TOTAL    $252,162    $90,055      $42,742         $-  $299,475
                                              =====================================================

(1) Provide an explanation of those changes considered material:


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

                                                              Balance at
  Subaccount Description                        Additions   Close of Year
Microwave Equipment
     General Office                                  $199     $10,573
     Computer Center                                            2,895
     System Operations Center                          13         249
EDP Equipment
     General Office                                 9,106      73,870
     Computer Center                                   65      26,899
     System Operations Center                         244      18,870
                                                   ------    --------
                                       TOTAL       $9,627    $133,356
                                                   ======    ========
(3) Describe other service company property:


(4) Describe construction work in progress: Primarily computer equipment, computer software upgrades, and leasehold improvements.


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

  Schedule III - Accumulated Provision for Depreciation and Amortization
                      of Service Company Property

                            (In Thousands)

                                          Balance at     Additions                       Other       Balance
                                          Beginning      Charged to                   Changes Add   at Close
                   Description             of Year    Accts 403 or 404  Retirements  (Deduct) (1)    of Year

Account
  301    Organization                             $-           $-           $-            $-             $-
  303    Miscellaneous Intangible Plant       17,535        9,044            -             -         26,579
  304    Land and Land Rights                      -            -            -             -              -
  305    Structures and Improvements           1,682          286            -             -          1,968
  306    Leasehold Improvements                5,932        1,258            -             -          7,190
  307    Equipment                            98,518        7,498            -           422        106,438
  308    Office Furniture and Fixtures        25,668        2,427            -             -         28,095
  309    Automobiles, Other Vehicles
         and Related Garage Equipment            649            9            -             -            658
  310    Aircraft and Airport Equipment        7,312          834            -             -          8,146
  311    Other Service Company
         Property                                  -            -            -             -              -
                                            ---------------------------------------------------------------
                                    TOTAL   $157,296      $21,356           $-          $422       $179,074
                                            ===============================================================

(1) Provide an explanation of those changes considered material:

    Salvage and removal costs of $422 thousand are included in the other deductions column.

    Other charges for amortization of leased property not charged to Account
    403 (see Note 5).


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

                       Schedule IV - Investments

                             (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.

                                                    Balance at  Balance at
                                Description          Beginning   Close of
                                                     of Year       Year

Account 123 - Investment in Associate Companies             $-          $-

Account 124 - Other Investments                              -           -

Account 136 - Temporary Cash Investments -              17,122      33,266
   Federated Investment
                                                       -------     -------
                                            TOTAL      $17,122     $33,266
                                                       =======     =======

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 2001

                   Schedule V - Accounts Receivable from
                             Associate Companies

                               (In Thousands)

Instructions:
  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                      Balance at  Balance at
                                 Description           Beginning   Close of
                                                       of Year       Year

Account 146 - Accounts Receivable from
   Associate Companies

See page 9-A                                            $155,409    $118,581

                                                        --------    --------
                                              TOTAL     $155,409    $118,581
                                                        ========    ========
                                                                     Total
                                                                   Payments
Analysis of Convenience or Accommodation Payments:
See page 9-A                                                          $3,805

                                                                      ------
                                                           TOTAL      $3,805
                                                        PAYMENTS      ======

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 2001

                    Schedule V - Accounts Receivable from
                             Associate Companies

                                 (In Thousands)

                                                Balance at Balance at
                              Description       Beginning   Close of
                                                 of Year     Year

Account 146 - Accounts Receivable from
   Associate Companies

Entergy Arkansas, Inc.                            $18,365     $11,122
Entergy Louisiana, Inc.                            42,647      22,638
Entergy Mississippi, Inc.                           9,346      18,592
Entergy New Orleans, Inc.                           6,113       8,323
Entergy Corporation                                 2,206      12,417
Entergy Operations, Inc.                            6,162       4,104
Entergy Power, Inc.                                   967          23
System Fuels, Inc.                                    125         150
System Energy Resources, Inc.                       2,257       1,696
Entergy Enterprises, Inc.                           8,382       7,609
Entergy Gulf States, Inc.                          58,839      31,907
Money Pool (See Note 3)                                 -           -
                                                 --------    --------
                                        TOTAL    $155,409    $118,581
                                                 ========    ========



                                                Bulk Power   Other
                                                 Payments   Payments
Analysis of Convenience or Accommodation
   Payments:

Entergy Arkansas, Inc.                          ($114,721)         $-
Entergy Louisiana, Inc.                           242,314           -
Entergy Mississippi, Inc.                          (8,086)          -
Entergy New Orleans, Inc.                         103,908           -
Entergy Corporation                                     -           -
Entergy Operations, Inc.                                -           -
Entergy Power, Inc.                                  (554)          -
System Fuels, Inc.                                      -           -
Entergy Enterprises, Inc.                               -       3,805
Entergy Gulf States, Inc.                         291,611           -
Nonassociated Companies                          (514,472)          -
                                                 --------      ------
                                                       $-      $3,805
                                                 ========      ======

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

                  Schedule VI - Fuel Stock Expenses
                             Undistributed

                             (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

            Description                Labor       Expenses     Total

Account 152 - Fuel Stock Expenses       None         None        None
   Undistributed

                                        ----         ----        ----
                              TOTAL      $-          $-           $-
                                        ====         ====        ====
Summary:





                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

                       Schedule VII - Stores Expense
                               Undistributed

                              (In Thousands)

Instruction:
Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

            Description                     Labor      Expenses      Total

Account 163 - Stores Expense                 $17          $-          $17
   Undistributed
                                             ---          --          ---
                              TOTAL          $17          $-          $17
                                             ===          ==          ===

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

                 Schedule VIII - Miscellaneous Current and
                             Accrued Assets

                             (In Thousands)

Instruction:
Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                 Balance at  Balance at
                 Description                      Beginning   Close of
                                                  of Year       Year

Account 174 - Miscellaneous Current and              $4,945        $362
   Accrued Assets Unbilled Expenses and other
   receivables
                                                     ------        ----
                                         TOTAL       $4,945        $362
                                                     ======        ====

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

              Schedule IX - Miscellaneous Deferred Debits

                             (In Thousands)

Instruction:
Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                         Balance at  Balance at
                                                          Beginning   Close of
                     Description                          of Year       Year

Account 186 - Miscellaneous Deferred Debits
     Long Term Incentive Plan                                    $-          $-
     FAS 133 Fair Value                                           -       7,629
     Miscellaneous Accounts Receivable Refund Clearing       (1,566)       (278)
     Deferred costs for companies not yet billed                179       1,298
     Non-Expense Accrued Labor                                  732         702
     Aircraft Chargeback Clearing                              (548)        540
     Other                                                       81         (21)
                                                            -------      ------
                                                 TOTAL      ($1,122)     $9,870
                                                            =======      ======

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 2001

       Schedule X - Research, Development or Demonstration Expenditures

                               (In Thousands)

Instruction:
Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.


                 Description                                   Amount

Account 188 - Research, Development, or                         None
   Demonstration Expenditures
                                                                ----
                                                      TOTAL      $-
                                                                ====

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

                     Schedule XI - Proprietary Capital


                                                  Par or
                                                  Stated     Outstanding Close
                                      Number of   Value         of Period
                                        Shares     Per      No. of       Total
Account Number    Class of Stock      Authorized  Share     Shares      Amount

201               Common Stock Issued   50,000    $10.00      2,000    $20,000


Instruction:
Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                Description                         Amount

Account 211 - Miscellaneous Paid-in Capital           None

Account 215 - Appropriated Retained Earnings          None
                                                      ----
                                          TOTAL         $-
                                                      ====


Instructions:
Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General
Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.


                                 Balance at                          Balance at
                                Beginning of  Net Income   Dividends  Close of
       Description                  Year      -or (loss)     Paid       Year

Account 216 - Unappropriated        None         None        None       None
Retained Earnings
                                    ----         ----        ----       ----
                      TOTAL           $-          $-          $-         $-
                                    ====         ====        ====       ====



                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

                       Schedule XII - Long-Term Debt

                              (In Thousands)

Instructions:
Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                             Terms of Obligation                               Balance at                        Balance at
                               Class & Series     Date of  Interest   Amount    Beginning                           Close
          Name of Creditor      of Obligation     Maturity   Rate   Authorized   of Year   Additions  Deductions   of Year
Account 223 - Advances from
                   Associate
                   Companies                                            None       None                              None





Account 224 - Other Long-Term
                    Debt                                                None       None                              None



                                                                                   --------------------------------------
                                                                     TOTAL          $-        $-          $-          $-
                                                                                   ======================================


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

           Schedule XIII - Current and Accrued Liabilities

                            (In Thousands)

Instruction:
Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                      Balance at  Balance at
                            Description                Beginning   Close of
                                                       of Year       Year

Account 233 - Notes Payable to Associate Companies            $-          $-
                                                         -------     -------
                                              TOTAL           $-          $-
                                                         =======     =======
Account 234 - Accounts Payable to Associate Companies
     Entergy Arkansas, Inc.                              $12,356     $30,524
     Entergy Louisiana, Inc.                               1,607       2,439
     Entergy Mississippi, Inc.                             8,827       1,558
     Entergy New Orleans, Inc.                             1,415         613
     Entergy Gulf  States, Inc.                            2,080       4,827
     Entergy Corporation                                       -           -
     Entergy Operations, Inc.                                 21         327
     Entergy Power, Inc                                        -           -
     System Fuels, Inc.                                        -           -
     System Energy Resources, Inc.                             -           -
     Money Pool (See Note 3)                              67,004      65,300
                                                         -------    --------
                                              TOTAL      $93,310    $105,588
                                                         =======    ========
Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued rent expense                                 $4,411      $6,719
     Accrued savings plan expense and withholdings             -           -
     Accrued severence pay                                   110         446
     Accrued claims liability                                 48           -
     Row Transmission Liability                              539       1,204
                                                          ------      ------
                                              TOTAL       $5,108      $8,369
                                                          ======      ======


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

               Schedule XIV - Notes to Financial Statements

Instructions:
The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 14-A thru 14-F

            Schedule XIV - Notes to Financial Statements

                For the Year Ended December 31, 2001


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and System of Accounts

      Entergy Services, Inc. (Entergy Services), a wholly owned subsidiary of Entergy Corporation, was authorized to conduct business as a service company for Entergy Corporation and its various subsidiaries (Entergy) by order of the Securities and Exchange Commission (SEC) dated March 1963 and made permanent March 1965. Entergy Services is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services to Entergy. Such services are priced so that Entergy Services operates on a break-even basis.

      Entergy Services maintains its accounts in accordance with the Public Utility Holding Company Act of 1935, as administered by the SEC, and has adopted a system of accounts consistent with the system of accounts prescribed by the Federal Energy Regulatory Commission. Certain reclassifications may have been made to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of Entergy Services' financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used.

Depreciation and Amortization

     Depreciation is computed on a straight-line basis at rates based on the estimated service lives of the various classes of property, which range from 5 to 15 years. Amortization of leasehold improvements is computed on a straight-line basis over the lease term. Amortization of computer software is computed on a straight-line basis over a 3 year term.

Income Taxes

     Entergy Services accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement and tax basis of assets, liabilities, and loss carryforwards. Additionally, such deferred income taxes are computed based on enacted tax laws at tax rates that are expected to be in effect when the temporary differences reverse.

      Entergy Services joins its parent and the other Entergy Corporation subsidiaries in filing a consolidated Federal income tax return. Income taxes (benefits) are allocated to Entergy Services in proportion to its consolidated taxable income. SEC regulations require that neither Entergy Services nor its affiliates pay more income taxes than it would have paid had a separate income tax return been filed. In addition, Entergy Services files a consolidated Arkansas and combined Mississippi income tax return with certain other Entergy Corporation subsidiaries and separate company income tax returns for Louisiana, Washington D.C., and Texas.

     Investment tax credits are deferred and amortized based upon the average useful life of the related property, beginning with the year utilized on the consolidated tax return.

Cash and Cash Equivalents

      Entergy Services considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value Disclosures

      Entergy Services considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.


NOTE 2.   INCOME TAXES

     Deferred income tax assets (liabilities) are comprised of the following at December 31, 2001 and 2000 (in thousands):

                                            2001           2000
      Deferred Tax Assets:
       Deferred compensation             $   10,076     $4,473
       Operating reserves                    22,879     19,663
       Other                                 14,680      5,169
                                         ----------    -------
         Total                               47,635     29,305
                                         ----------    -------

      Deferred Tax Liabilities:
       Property                             (10,985)    (8,596)
                                         ----------    -------

      Net Deferred Tax Assets            $   36,650    $20,709
                                         ==========    =======

      The benefit associated with these deferred tax assets has been or will be utilized in the Entergy Corporation consolidated return. The ultimate realization of these deferred tax assets for Entergy Services is dependent upon the allocation of the tax benefit from the Entergy Corporation consolidated return.

     Entergy Services' effective income tax rate was 100% in 2001 and 2000 compared to the current Federal statutory income tax rate of 35%. The primary reason for the difference between the effective and statutory income tax rates is that Entergy Services collects revenue adequate to fund its income tax expense. The provision for inter-company expense (benefit) in lieu of federal income taxes for the years ended December 31, 2001 and 2000 consisted of the following (in thousands):

                                         2001           2000
           Current:
            Federal                     $15,783         $6,784
            State                         2,294          1,317
                                        -------         ------
              Total                      18,077          8,101
                                        -------         ------

           Deferred:
            Federal                     (13,980)        (6,839)
            State                        (1,961)        (1,475)
                                        -------         ------
              Total                     (15,941)        (8,314)
                                        -------         ------
           Total income tax expense      $2,136          $(213)
                                        =======         ======


NOTE 3.   LINES OF CREDIT AND RELATED SHORT-TERM BORROWINGS

      Entergy Services has SEC authorization, through November 30, 2004, to effect short-term borrowings from Entergy Corporation in an aggregate amount outstanding at any one time of up to $200 million through a borrowing arrangement with interest rates based on a prime rate. This borrowing arrangement was not used during 2001 or 2000.

       Entergy Services participates with certain other Entergy companies in a System Money Pool (Money Pool) arrangement whereby those companies with available funds may invest in the Money Pool while certain other companies may borrow on a short-term basis from the Money Pool, thereby reducing the dependence on external short-term borrowings. As authorized by the SEC, the borrowings by Entergy Services from the Money Pool, combined with any external borrowings, may not exceed the amount of the unused portion of the borrowing arrangement discussed above.

      The borrowings and applicable interest rates under the Money Pool arrangement were as follows (dollars in thousands):

                                             2001        2000

        Average borrowing                  $54,325     $69,451
        Maximum borrowing at month end $72,735 $77,960 Average effective interest rate:
          During the year                     4.1%        6.3%
          At end of year                      2.2%        6.5%

      At December 31, 2001 and 2000, Entergy Services' temporary borrowing position in the Money Pool was $65.2 million and $67.0 million, respectively.


NOTE 4.   EMPLOYEE BENEFITS

Employee Benefit Plans

      Entergy Services has two plans, the Equity Ownership Plan and the Equity Awards Plan, that grant stock options, equity awards, and incentive awards based on specified performance goals to certain key employees. The costs of the awards are charged to income over the period of the grant or the restricted period, as appropriate. Entergy Services recorded compensation expense of $12.1 million in 2001 and $1.9 million in 2000 for the costs of these awards.

     Employees of Entergy Services are also eligible to participate in the Savings Plan of Entergy Corporation and Subsidiaries (Savings
Plan) upon meeting certain eligibility requirements. The Savings Plan is a defined contribution plan covering eligible employees of Entergy and its subsidiaries who have completed certain service requirements. The Savings Plan provides that the employing Entergy subsidiary may make matching contributions to the plan in an amount equal to 75% of the participant's basic contribution (which may be up to 6% of their salary) in shares of Entergy Corporation common stock if the employee directs their company-matching contribution to the purchase of Entergy Corporation's common stock or make matching contributions in an amount equal to 50% of the employee's basic contribution (which may be up to 6% of their salary) if the employee directs their company-matching contribution to other investment funds. In 2001 and 2000, Entergy Services contributed $5.9 million and $3.1 million, respectively, to the Savings Plan.

Retirement and Other Postretirement Benefit Plans

      Eligible employees of Entergy Services are provided pension and certain health care and life insurance benefits upon retirement. Substantially all employees may become eligible for these benefits if they reach retirement age while working for Entergy Services.

      Eligible employees of Entergy Services participate in the Entergy Corporation Retirement Plan for Non-Bargaining Employees. This pension plan is noncontributory and provides pension benefits that are based on employees' credited service and compensation during the final years before retirement. Entergy Services funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed-income securities, interest in a money market fund, and insurance contracts.

      Total 2001 and 2000 pension and other postretirement costs  for
Entergy   Services,  including  capitalized  amounts,  included   the
following components (in thousands):

                                            Pension      Other Postretirement
                                                                Benefits
                                         2001     2000      2001      2000

Service cost                            $10,198   $9,079    $4,452    $4,013
Interest cost                            18,272   14,125     6,034     5,427
Expected return on assets               (15,503) (13,922)        -         -
Amortization of transition asset           (167)    (167)      704       704
Amortization of prior service cost          315      315       124        62
Recognized net (gain)/loss                2,292      927     1,505     1,511
                                        -------  -------   -------   -------
Net pension cost                        $15,407  $10,357   $12,819   $11,717
                                        =======  =======   =======   =======

                                                                        Other Postretirement
                                                       Pension                Benefits
                                                   2001       2000        2001       2000
Change in the Projected Benefit Obligation
(PBO)/Accumulated Postretirement Obligation (APBO)
Balance at beginning of year                      $208,779   $207,534    $79,897     $69,001
Service cost                                        10,198      9,079      4,452       4,013
Interest Cost                                       18,272     14,125      6,034       5,427
Actuarial (gain)/loss                               37,753    (16,845)     5,206       4,012
Amendment                                                -          -          -         741
Benefits paid                                       (5,948)    (5,114)    (4,669)     (3,297)
                                                  --------   --------    -------     -------
Balance at end of year                            $269,054   $208,779    $90,920     $79,897
                                                  ========   ========    =======     =======
Change in Plan Assets
Fair value of assets at beginning of year         $175,588   $184,865         $-          $-
Actual return on plan assets                        (1,386)    (4,163)         -           -
Employer contributions                                   -          -      4,669       3,297
Benefits paid                                       (5,948)    (5,114)    (4,669)     (3,297)
                                                  --------   --------    -------     -------
Fair value of assets at end of year               $168,254   $175,588         $-          $-
                                                  ========   ========    =======     =======

Funded status                                    ($100,800)  ($33,191)  ($90,920)   ($79,897)
Unrecognized transition (asset)/obligation            (644)      (811)     7,729       8,433
Unrecognized prior service cost                      2,388      2,703        555         679
Unrecognized net (gain)/loss                        81,087     28,737     27,233      23,532
                                                  --------   --------   --------    --------
Prepaid/(accrued) pension cost                    ($17,969)   ($2,562)  ($55,403)   ($47,253)
                                                  ========   ========   ========    ========

   The significant assumptions used in computing the pension and other postretirement information above were as follows:

                                              2001   2000

    Weighted -average discount rate           7.5%   7.5%
    Weighted-average rate of increase         4.6%   4.6%
      in future compensation levels
    Expected long-term rate of return         9.0%   9.0%
      on plan assets

     The pension transition asset is being amortized over the greater of the remaining service period or 15 years. The other postretirement benefits transition obligation is being amortized over 20 years.

      The assumed health care cost trend rate used in measuring the other postretirement benefits' APBO was 8.0% for 2001, gradually decreasing each successive year until it reaches 5.0% in 2008 and beyond. A one percentage-point increase in the assumed health care cost trend rate for 2001 would have increased the APBO by $9,898,000 and increased the sum of the service cost and interest cost by $1,496,000. A one percentage-point decrease in the assumed health care cost trend rate for 2001 would have decreased the APBO by $8,235,000 and decreased the sum of the service cost and interest cost by $1,217,000.


NOTE 5.   LEASES

       At  December  31,  2001,  Entergy Services  had  noncancelable
operating   leases  with  minimum  lease  payments  as  follows   (in
thousands):


    2002                                           $14,734
    2003                                            13,109
    2004                                            11,849
    2005                                            10,718
    2006                                            10,518
    Years thereafter                                33,683
                                                   -------
                                                   $94,611
                                                   =======

      Rent expense amounted to approximately $42.7 million and $42.5 million for 2001 and 2000, respectively.


NOTE 6.   BULK POWER SYSTEM OPERATIONS

      Entergy Services acts as agent for the coordination of joint bulk power system operations among the Entergy operating companies. All amounts receivable from the power purchasers or payable to the power suppliers as a result of the bulk power transactions are recorded in Entergy Services' accounts receivable or accounts payable balances, and have no effect on Entergy Services' income or expenses.


NOTE 7.   TRANSACTIONS WITH AFFILIATES

      Various Entergy Corporation subsidiaries rent office facilities and provide certain general and administrative services to Entergy Services. These expenses amounted to approximately $349 and $571 thousand in 2001 and 2000, respectively.


NOTE 8.   OTHER DEFERRED CREDITS

      Other deferred credits (Account 253) consist principally of accrued pension and postretirement benefit liabilities in both 2001 and 2000.

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                     Schedule XV Statement of Income

                             (In Thousands)

Account                          Description                           Current    Prior
                                                                        Year      Year

          INCOME
   457    Services rendered to associate companies                    $640,629  $577,814
   458    Services rendered to nonassociate companies                      292        70
   421    Miscellaneous income or loss                                       -         -
                                                                      --------  --------
                                                       Total Income   $640,921  $577,884
                                                                      --------  --------

          EXPENSES - Income Statement

   403    Depreciation Expense                                          12,312    13,380
   404    Amortization of Limited - Term Electric Plant                  9,044     6,192
  4081    Taxes Other than Income - Utility Operations                  14,445    13,158
  4082    Taxes Other than Income - Other Income & Deducuctions             96       103
  4091    Income Taxes - Utility Operating Income                       18,328     8,035
  4092    Income Taxes - Operating Income & Deductions                    (251)       66
  4101    Provision for Deferred Inc Tax - Utility Operating Income    (15,941)   (8,314)
  4114    Investment Tax Credit Adjustments - Utility Operations             -         -
   416    Cost/Expense - Mdse, Job, Contract Work                            1        27
  4171    Expenses - Nonutility Operations                                   1         3
   419    Interest & Dividend Income                                         -         -
  4261    Donations                                                      1,600     1,630
  4263    Penalties                                                        140         -
  4264    Expenditures - Civic, Political, and Related Activities        4,090     4,518
  4265    Other Deductions                                               1,523     1,530
   430    Interest on Debt to Associate Companies                        2,337     4,383
   431    Other Interest Expense                                            16         1
 500-557  Power Production                                              41,689    32,479
 560-574  Transmission & Distribution                                   21,866    16,784
 580-598  Distribution Expense                                          14,479    13,904
 850-894  Gas Operations                                                 1,279       460
 901-905  Customer Accounts                                             35,279    33,574
 906-910  Customer Service & Informational Expenses                      7,977    11,208
 911-917  Sales Expenses                                                 7,168     6,004
   920    Administration & General Salaries                             99,824   102,334
   921    Office Supplies and Expenses                                  21,417    24,441
   923    Outside Services Employed                                     39,555    46,671
   924    Property Insurance Expense                                       645       551
   925    Injuries & Damages Expense                                     2,227     1,277
   926    Employee Pension & Benefits                                   42,248    32,470
   928    Regulatory Commission Expense                                  7,427     6,149
  9301    General Advertising Expenses                                   1,108     1,900
  9302    Miscellaneous General Expense                                 10,856     4,025
   931    Rents                                                         41,986    33,640
   935    Maintenance of General Plant                                  11,342    19,674
                                                                      --------  --------
                                  Total Expenses - Income Statement   $456,113  $432,257
                                                                      --------  --------

          EXPENSES - Balance Sheet

 107EXP   Capital Charges to Expense                                   165,769   139,984
 184EXP   Other Balance Sheet Charges to Expense                        19,039     5,643
                                                                      --------  --------
                                     Total Expenses - Balance Sheet   $184,808  $145,627
                                                                      --------  --------

                                               Net Income or (Loss)         $-        $-
                                                                      ========  ========

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 2001

                             Analysis of Billing

                     Associate Companies - Account 457

                                (In Thousands)

                                   Direct  Indirect  Compensation   Total
                                    Costs    Costs     For Use     Amount
 Name of Associate Company         Charged  Charged   of Capital   Billed


Entergy Arkansas, Inc.             $99,172   $14,607           $-  $113,779

Entergy Gulf States, Inc.          161,010    21,852            -   182,862

Entergy Louisiana, Inc.            102,004    16,040            -   118,044

Entergy Mississippi, Inc.           55,816     7,987            -    63,803

Entergy New Orleans, Inc.           36,811     5,862            -    42,673

Entergy Corporation                 23,340     2,134            -    25,474

System Fuels, Inc.                     772       184            -       956

Entergy Enterprises, Inc.           37,764     5,190            -    42,954

Entergy Operations, Inc.            36,264     6,346            -    42,610

Entergy Power, Inc.                    208        38            -       246

Deferred                             7,228         -            -     7,228
                                  -----------------------------------------
                           TOTAL  $560,389   $80,240           $-  $640,629
                                  =========================================

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                          Analysis of Billing

                  Nonassociate Companies - Account 458

                            (In Thousands)

Instruction:
  Provide a brief description of the services rendered to each nonassociate company:

                                  Direct   Indirect   Compensation            Excess     Total
                                   Cost      Cost        For Use     Total      Or      Amount
   Name of Nonassociate Company  Charged    Charged    of Capital    Cost   Deficiency  Billed

Rent:
BellSouth Mobility (Refund)           (18)          -            -      (18)         -      (18)
Cox Communications                      8           -            -        8          -        8
Cushman & Wakefield                   102           -            -      102          -      102
Datacom                                19           -            -       19          -       19
E-Spire Communications                  4           -            -        4          -        4
Gulf South Pipeline                     3           -            -        3          -        3
Interstate Fibernet                    47           -            -       47          -       47
LEC Unwired LLC                         4           -            -        4          -        4
Telecorp Realty (Refund)               (6)          -            -       (6)         -       (6)
Timberland Bank                        23           -            -       23          -       23

Refund of Real Estate Taxes:
I Star Financial                      106           -            -      106          -      106
                                     ----------------------------------------------------------
                           TOTAL     $292          $-           $-     $292         $-     $292
                                     ==========================================================




                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

              Schedule XVI - Analysis of Charges for Service -
                   Associate and Nonassociate Companies

                             (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                                 Nonassociate Company    Total Charges for
                                                      Associate Company Charges          Charges               Service
                                                      Direct   Indirect           Direct Indirect      Direct  Indirect
Account                   Description of Items         Cost      Cost    Total     Cost   Cost   Total  Cost     Cost    Total

        EXPENSES - Income Statement
  403   Depreciation Expense                               $-  $12,312  $12,312     $-      $-     $-       $-  $12,312  $12,312
  404   Amortization of Limited - Term Electric Plant       -    9,044    9,044      -       -      -        -    9,044    9,044
 4081   Taxes Other than Income - Utility Operations   11,589    2,856   14,445      -       -      -   11,589    2,856   14,445
 4082   Taxes Other Than Income - Other Inc. & Deduc       96        -       96      -       -      -       96        -       96
 4091   Income Taxes - Utility Operating Income             -   18,328   18,328      -       -      -        -   18,328   18,328
 4092   Income Taxes - Other Income & Deductions            -     (251)    (251)     -       -      -        -     (251)    (251)
 4101   Provision for Deferred Inc Tax - Utility
          Operating Income                                  -  (15,941) (15,941)     -       -      -        -  (15,941) (15,941)
 4114   Investment Tax Credit Adjustments - Utility
          Operations                                        -        -        -      -       -      -        -        -        -
  416   Cost/Expense-Mdse, Job, Contract Work               1        -        1      -       -      -        1        -        1
 4171   Expenses - Nonutility Operations                    1        -        1      -       -      -        1        -        1
  419   Interest & Dividend Income                          -        -        -      -       -      -        -        -        -
 4261   Donations                                        1,600        -    1,600     -       -      -    1,600        -    1,600
 4263   Penalties                                            -      140      140     -       -      -        -      140      140
 4264   Expenditures - Civic, Political, and
         Related Activities                              4,090        -    4,090     -       -      -    4,090        -    4,090
 4265   Other Deductions                                 2,034     (511)   1,523     -       -      -    2,034     (511)   1,523
  431   Other Interest Expense                               -       16       16     -       -      -        -       16       16
500-557 Power Production                                41,641       48   41,689     -       -      -   41,641       48   41,689
560-574 Transmission & Distribution                     21,860        6   21,866     -       -      -   21,860        6   21,866
580-598 Distribution Expense                            14,465       14   14,479     -       -      -   14,465       14   14,479
850-894 Gas Operations                                   1,279        -    1,279     -       -      -    1,279        -    1,279
901-905 Customer Accounts                               35,276        3   35,279     -       -      -   35,276        3   35,279
906-910 Customer Service & Informational Expenses        7,973        4    7,977     -       -      -    7,973        4    7,977
911-917 Sales Expenses                                   7,166        2    7,168     -       -      -    7,166        2    7,168
  920   Administration & General Salaries               66,704   33,120   99,824     -       -      -   66,704   33,120   99,824
  921   Office Supplies and Expenses                    21,180      237   21,417     -       -      -   21,180      237   21,417
  923   Outside Services Employeed                      37,109    2,446   39,555     -       -      -   37,109    2,446   39,555
  924   Property Insurance Expense                         602       43      645     -       -      -      602       43      645
  925   Injuries & Damages Expense                       1,906      321    2,227     -       -      -    1,906      321    2,227
  926   Employee Pension & Benefits                     26,856   15,392   42,248     -       -      -   26,856   15,392   42,248
  928   Regulatory Commission Expense                    7,425        2    7,427     -       -      -    7,425        2    7,427
 9301   General Advertising Expenses                     1,118      (10)   1,108     -       -      -    1,118      (10)   1,108
 9302   Miscellaneous General Expense                   10,630      226   10,856     -       -      -   10,630      226   10,856
  931   Rents                                           41,505      189   41,694   292       -    292   41,797      189   41,986
  935   Maintenance of General Plant                    11,340        2   11,342     -       -      -   11,340        2   11,342
                                                      --------------------------------------------------------------------------
                    Total Expenses - Income Statement $375,446  $78,038 $453,484  $292      $-   $292 $375,738  $78,038 $453,776
                                                      --------------------------------------------------------------------------

        EXPENSES - Balance Sheet

107EXP  Capital Charges to Expense                     165,769        -  165,769     -       -      -  165,769        -  165,769
184EXP  Other Balance Sheet Charges to Expense          19,174     (135)  19,039     -       -      -   19,174     (135)  19,039
                                                      --------------------------------------------------------------------------
                       Total Expenses - Balance Sheet $184,943    ($135)$184,808    $-      $-     $- $184,943    ($135)$184,808
                                                      --------------------------------------------------------------------------

                                                      --------------------------------------------------------------------------
                                       TOTAL EXPENSES $560,389  $77,903 $638,292  $292      $-   $292 $560,681  $77,903 $638,584
                                                      --------------------------------------------------------------------------
               Compensation for use of Equity Capital        -        -        -     -       -      -        -        -        -
  430         Interest on Debt to Associate Companies        -    2,337    2,337     -       -      -        -    2,337    2,337
                                                      --------------------------------------------------------------------------
                                TOTAL COST OF SERVICE $560,389  $80,240 $640,629  $292      $-   $292 $560,681  $80,240 $640,921
                                                      ==========================================================================

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

    Schedule XVII - Schedule of Expense Distribution by Department or
                             Service Function

                               (In Thousands)

Instruction:
Indicate each department or service function.  (See Instruction 01-3 General
Structure of Accounting System:  Uniform System of Accounts).
                                                                                  DEPARTMENT OR SERVICE FUNCTION            Chief
                                                                             Human              Public                    Financial
Account                                                  Total             Resources &        Relations Transition Domestic
Number            Description of Items                   Amount Overhead Administration Legal & Affairs Projects Operations Officer

        EXPENSES - Income Statement
  403   Depreciation Expense                                $12,312       $-       $-       $-       $-       $-       $-  $12,312
  404   Amortization of Limited-Term Electric Plant           9,044        -        -        -        -        -        -    9,044
 4081   Taxes Other than Income-Utility Operations           14,445    2,610      917      629      346      442      205    2,743
 4082   Taxes Other Than Income-Other Inc. & Deduc               96        -        -       96        -        -        -        -
 4091   Income Taxes - Utility Operating Income              18,328   18,328        -        -        -        -        -        -
 4092   Income Taxes - Other Income and Deductions             (251)    (251)       -        -        -        -        -        -
 4101   Provision for Deferred Inc Tax-Utility Operating
          Income                                            (15,941) (15,941)       -        -        -        -        -        -
 4114   Investment Tax Credit Adjustments-Utility Operations      -        -        -        -        -        -        -        -
  416   Cost/Expense-Mdse, Job, Contract Work                     1        -        -        1        -        -        -        -
 4171   Expenses - Nonutility Operations                          1        -        -        -        -        -        -        -
  419   Interest & Dividend Income                                -        -        -        -        -        -        -        -
 4261   Donations                                             1,600      826        3        -      747        1        1        5
 4263   Penalties                                               140      140        -        -        -        -        -        -
 4264   Expenditures-Civic, Political, and Related Activities 4,090       71       27       53    3,228        -        -        -
 4265   Other Deductions                                      1,523       (9)     549     (418)     165       10      444      206
  430   Interest on Debt to Associate Companies               2,337    2,337        -        -        -        -        -        -
  431   Other Interest Expense                                   16        8        -        -        -        -        -        8
500-557 Power Production                                     41,689       10       32       17        5        -       42   10,656
560-574 Transmission & Distribution                          21,866        -        -        1        -        1        -        -
580-598 Distribution Expense                                 14,479        5        1        -        5        -      233        6
850-894 Gas Operations                                        1,279        -        -        -        -        -        1        -
901-905 Customer Accounts                                    35,279        -        -        -        -        6        -        -
906-910 Customer Service & Informational Expenses             7,977       19        -        -    3,149        -        -        -
911-917 Sales Expenses                                        7,168        -        -        -        -        2        -        -
  920   Administration & General Salaries                    99,824   29,348   11,372    7,564    3,718    3,372    2,535   20,692
  921   Office Supplies and Expenses                         21,417    3,620    7,627      903    1,135      561      512    3,610
  923   Outside Services Employeed                           39,555    1,729    6,323    9,910      623    6,068      669    7,116
  924   Property Insurance Expense                              645        -        -        -        -        -        -      591
  925   Injuries & Damages Expense                            2,227       46      238        -        -        -        -      723
  926   Employee Pension & Benefits                          42,248   11,594    2,012    1,820    1,160    1,009    1,283    5,524
  928   Regulatory Commission Expense                         7,427      504        8    1,599      195    3,164      105    1,086
 9301   General Advertising Expenses                          1,108      (88)       -        2      988        -       10        -
 9302   Miscellaneous General Expense                        10,856    2,115      569       11      260        5      333    4,313
  931   Rents                                                41,986      248   20,836      134       57      465        4      548
  935   Maintenance of General Plant                         11,342       96    4,496        9        5        8       10       24

        EXPENSES - Balance Sheet                                  -        -        -        -        -        -        -        -

107EXP  Capital Charges to Expense                          165,769    1,678      308    2,243      620   21,012    3,180    7,668
184EXP  Other Balance Sheet Charges to Expense               19,039      140       12       45       57       10       20      371
                                                           -----------------------------------------------------------------------
                                                           $640,921  $59,183  $55,330  $24,619  $16,463  $36,136   $9,587  $87,246
                                                           =======================================================================


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

      Schedule XVII - Schedule of Expense Distribution by Department
                           or Service Function

                             (In Thousands)


                                                                     DEPARTMENT OR SERVICE FUNCTION
Account                                                          Information    Finance   Supply            Regulated    Retail
Number                     Description of Items                   Technology   Operations  Chain   Nuclear  Operations  Services
                                                                                 Center

        EXPENSES - Income Statement
  403   Depreciation Expense                                            $-           $-      $-        $-         $-         $-
  404   Amortization of Limited-Term Electric Plant                      -            -       -         -          -          -
 4081   Taxes Other than Income-Utility Operations                     580            -     217       701      4,702        353
 4082   Taxes Other Than Income-Other Inc. & Deduc                       -            -       -         -          -          -
 4091   Income Taxes - Utility Operating Income                          -            -       -         -          -          -
 4092   Income Taxes - Other Income and Deductions                       -            -       -         -          -          -
 4101   Provision for Deferred Inc Tax-Utility Operating Income          -            -       -         -          -          -
 4114   Investment Tax Credit Adjustments-Utility Operations             -            -       -         -          -          -
  416   Cost/Expense-Mdse, Job, Contract Work                            -            -       -         -          -          -
 4171   Expenses - Nonutility Operations                                 -            -       -         -          1          -
  419   Interest & Dividend Income                                       -            -       -         -          -          -
 4261   Donations                                                        -            1       -         -         16          -
 4263   Penalties                                                        -            -       -         -          -          -
 4264   Expenditures-Civic, Political, and Related Activities            2            -       -        15        694          -
 4265   Other Deductions                                                 -            2       5         2        562          5
  430   Interest on Debt to Associate Companies                          -            -       -         -          -          -
  431   Other Interest Expense                                           -            -       -         -          -          -
500-557 Power Production                                                25            6       1     8,375     22,520          -
560-574 Transmission & Distribution                                      4            -      64         -     21,796          -
580-598 Distribution Expense                                           273           10     779         -     13,173         (6)
850-894 Gas Operations                                                   -            -       -         -      1,278          -
901-905 Customer Accounts                                                -           (3)      -         -     34,862        414
906-910 Customer Service & Informational Expenses                        -          573      12         -      4,232         (8)
911-917 Sales Expenses                                                   -            -       -         -      2,539      4,627
  920   Administration & General Salaries                            5,247        6,574   1,074     2,463      4,431      1,434
  921   Office Supplies and Expenses                                 1,398          141     223       134      1,441        112
  923   Outside Services Employeed                                   5,412          753      41       132        514        265
  924   Property Insurance Expense                                       -            -       4         -         50          -
  925   Injuries & Damages Expense                                       -            1       -        76      1,143          -
  926   Employee Pension & Benefits                                  1,339        1,296     318     2,097     11,642      1,154
  928   Regulatory Commission Expense                                   21           69       -        70        576         30
 9301   General Advertising Expenses                                    88            -      55         -         56         (3)
 9302   Miscellaneous General Expense                                    3         (269)    359       454      2,702          1
  931   Rents                                                       17,622        1,479     (59)        -        565         87
  935   Maintenance of General Plant                                 6,649            3       -         -         36          6

                                                                         -            -       -         -          -          -
        EXPENSES - Balance Sheet
107EXP  Capital Charges to Expense                                  18,770        2,437   6,000     2,301     99,141        411
184EXP  Other Balance Sheet Charges to Expense                         195          203   6,201     1,600     10,157         28
                                                                   ------------------------------------------------------------
                                                                   $57,628      $13,276 $15,294   $18,420   $238,829     $8,910
                                                                   ============================================================


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                    Departmental Analysis of Salaries

                              (In Thousands)

                                Departmental Salary Expense
    Name of Department               Included in Amounts Billed to   Number of
 Indicate each department   Total    Parent     Other       Non      Personnel
   or service function      Amount   Company Associates Associates  End of Year

See page 21-A              $255,388   $5,502   $249,886         $-        2,632
                           ----------------------------------------------------
                     TOTAL $255,388   $5,502   $249,886         $-        2,632
                           ====================================================

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

                         Outside Services Employed

                               (In Thousands)

Instructions:
  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                              Relationship
                                            "A" - Associate
                                               "NA" - Non
   From Whom Purchased        Address          Associate     Amount

See pages 21-B thru 21-N                                    $181,425

                                                            --------
                     TOTAL                                  $181,425
                                                            ========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                    Departmental Analysis of Salaries

                              (In Thousands)



                                     Departmental Salary Expense
       Name of Department                Included in Amounts Billed to    Number of
    Indicate each department      Total   Parent     Other       Non      Personnel
      or service function         Amount  Company Associates Associates  End of Year
Overhead                          $14,464  $1,438    $13,026         $-         11
Human Resources & Administration   14,127     133     13,994          -        115
Legal                               9,817     938      8,879          -         86
Public Relations & Affairs          7,824   1,144      6,680          -         70
Transition Projects                 8,273       7      8,266          -         76
Domestic Operations                 3,671      98      3,573          -         21
Chief Financial Officer            28,660   1,620     27,040          -        329
Information Technology             10,623       6     10,617          -        128
Finance Operations Center          10,591     100     10,491          -        144
Supply Chain                        7,776       6      7,770          -         91
Nuclear                            13,726       3     13,723          -        115
Regulated Operations              120,070      10    120,060          -      1,381
Retail Services                     5,766      (1)     5,767          -         65
                                 -------------------------------------------------
                           TOTAL $255,388  $5,502   $249,886         $-      2,632
                                 =================================================



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                       Outside Services Employed

                             (In Thousands)

                                                                 Relationship
                                                               "A" - Associate
                                                                  "NA" - Non
             From Whom Purchased *                                Associate    Amount
OUTSIDE SERVICES - LEGAL

Adams & Reese                                                         NA          $60
Alston & Bird                                                         NA           10
Baker & Botts LLP                                                     NA           94
Bracewell & Patterson LLP                                             NA          103
Bradley Arant Rose & White                                            NA          349
Bruce R. Daily Attorney                                               NA           46
Charles L. Katz                                                       NA           18
Clarke Thomas & Winters                                               NA           68
Co Counsel, Inc.                                                      NA           15
Cross Gunter Witherspoon                                              NA           13
David M. Hinkson                                                      NA           18
Drury Ventures LLC                                                    NA           18
Ernst & Young LLP                                                     NA           28
Friday Eldredge & Clark                                               NA           35
Gordon Arata McCollum & Duplantis                                     NA           28
Hinkle Hensley & Shanor                                               NA           10
Jackson Walker LLP                                                    NA           21
Jones Day Reavis & Pogue                                              NA          760
Katz Kutter Haigler Alderman                                          NA           52
King & Spalding                                                       NA           25
Kullman Firm                                                          NA           22
Linda A Sins                                                          NA           28
Locke Liddell & Sapp LLP                                              NA           18
McCalla Thompson Pyburn Hymowitz & Shapiro                            NA           18
McDermott Will & Emery                                                NA          599
Milbank Tweed Hadley & Mccoy                                          NA           64
Mintz Levin Cohn Ferris Glovsky                                       NA           23
Morgan Lewis & Bockius LLP                                            NA        1,528
Murov & Ward PLC                                                      NA          104
Murphy Rogers & Sloss APLC                                            NA           63
Phelps Dunbar LLP Atty At Law                                         NA          203
Richards Layton & Finger                                              NA           61
Rothgerber Johnson & Lyons LLP                                        NA           24
Sessions & Fishman LLP                                                NA           22
Skadden Arps Slate Meagher & Flom                                     NA        5,314
Stanley & Flanagan LLC                                                NA           28
Steeg & O'Connor LLC                                                  NA           23
Swidler Berlin Shereff Friedman LLP                                   NA          517
Taggart Morton Ogden Staub Rougelot Et Al                             NA           68
Taylor Porter Et Al                                                   NA          202
Thelen Reid & Priest LLP                                              NA          639
William T. Tete, Esq.                                                 NA           45
Winston & Strawn                                                      NA           50
Wise Carter Child & Caraway                                           NA          157
Other (27)                                                            NA           61
                                                                             --------
                                                         Total                $11,652
                                                                             --------





OUTSIDE SERVICE - PROFESSIONAL CONTRACT SERVICES
ABB Energy Interactive, Inc.                                          NA         $202
ABB Power T&D Co. Inc.                                                NA          102
Accenture LLP                                                         NA       12,822
Actuarial Sciences Assoc Inc.                                         NA           63
Advanced Information Services                                         NA          724
Aerotek Inc.                                                          NA           10
Aldy & Co.                                                            NA           20
Alpha Sapience Consulting                                             NA           60
Andersen Consulting LLP                                               NA          310
Answerthink Consulting Group, Inc.                                    NA           86
Aon Consulting                                                        NA          406
Aristotle International Inc.                                          NA           60
Arthur Anderson LLP                                                   NA          601
Atest Consultants, Inc.                                               NA          187
Aura Energy Corp.                                                     NA          165
Aura Services, Inc.                                                   NA           18
Ballare Spahr Andrews & Ingersoll                                     NA           46
Bartlett Engineering                                                  NA           13
Baw & Co.                                                             NA          276
Bill Sanchez                                                          NA           12
Blanchard Training                                                    NA           14
Bob Collins Corporate Writing & Communication                         NA           95
C Lyle Barney Consulting Service                                      NA           50
Cambridge Energy Research                                             NA          106
Cap Gemini Ernst & Young LLC                                          NA          283
Catherine P. Willems                                                  NA           36
CEA Technologies                                                      NA           23
Cetrom Consulting Engineering                                         NA          169
Chasemellon Shareholder                                               NA           69
Chatham Partners Inc                                                  NA          631
Coker Electric Co.                                                    NA           35
Commerce One, Inc.                                                    NA          103
Conway Consulting                                                     NA           35
Cranford Johnson Robinson Woods                                       NA          130
Creative Communications Inc                                           NA           30
CSC Consulting                                                        NA          528
Cushman & Wakefield of Texas, Inc.                                    NA        1,031
Dan Gray Consulting, Inc.                                             NA          114
DDA Computer Systems LTD                                              NA           67
Deloitte & Touche LLP                                                 NA          193
Deloitte & Touche Tax Tech. LLP                                       NA           30
Deloitte Consulting                                                   NA        1,746
Don F Cass                                                            NA           64
Douglas C. Watsabaugh                                                 NA           38
Energy Programs Consortion                                            NA           25
Eustis Engineering Co., Inc.                                          NA           20
Fact Based Management, Inc.                                           NA        1,006
FDSI Logistics                                                        NA           17
FI Group Inc.                                                         NA           63
Fisher Sheehan & Colton                                               NA           64
Frontline Group                                                       NA          $21
Georgia Tech Research Corp.                                           NA          380
Gager & Accociates                                                    NA           15
Geoscience Engineers LLC                                              NA           86
Gerald W. Tucker CPA                                                  NA          498
Grace & Hebert Architects                                             NA           27
Harry L. Benoit                                                       NA           15
Henry E. Braden IV & Assoc. Inc.                                      NA           24
Hillhouse Power Solutions, Inc.                                       NA          126
Independent Project Analysis, Inc.                                    NA          163
Internet Security Systems, Inc.                                       NA           30
J CAL, Inc.                                                           NA           30
J. Howard & Assoc. Inc.                                               NA          100
Kass Uehling, Inc.                                                    NA          137
KPMG Peat Marwick LLP                                                 NA          170
LAM Engineering                                                       NA           92
Legislative Demographic Services                                      NA           96
LEK Alcar Consulting Group                                            NA         (173)
LGK Associates, Inc.                                                  NA           28
Linesoft                                                              NA          497
Lucille Griffin                                                       NA           21
Massachusetts Institute of Technology                                 NA          481
Marianna Rubino                                                       NA           10
Marketing Services, Inc.                                              NA          160
Martech Consulting LLC                                                NA           72
Maxine Cormier                                                        NA           35
ML Bud Mapes & Assoc.                                                 NA           12
Murr Engineering                                                      NA          151
Navigant Consulting, Inc.                                             NA           12
New Energy Accoc.                                                     NA           22
New Persuasions Co., Inc.                                             NA          423
Nova Scotia Power, Inc.                                               NA           64
Onsite Energy Services                                                NA           62
Oracle Corp.                                                          NA           39
PA Consulting Group                                                   NA          546
Pace Global Energy Service LLC                                        NA           67
Pace Systems                                                          NA           24
Peoplesoft USA, Inc.                                                  NA           26
Personnel Research Associates                                         NA           11
Petrocon Engineering, Inc.                                            NA          442
Potomoc Communications Group                                          NA           26
Power Engineers Inc.                                                  NA          429
Power Generation Technologies Inc.                                    NA           23
Power Technologies Inc.                                               NA          213
PriceWaterhouse LLP                                                   NA        2,593
PriceWaterhouseCoopers LLP                                            NA       25,155
Promocom Inc.                                                         NA          175
Quality Technical Services, Inc.                                      NA           43
Reid, Michael T.                                                      NA           10
Revenew International, Inc.                                           NA          173
Risk Management Inc.                                                  NA           15
RMB Research & Consulting, Inc.                                       NA          112
Roger A. Morin                                                        NA           73
Russell Reynolds Assoc.                                               NA         $439
SAP America                                                           NA        1,946
Saterley Consulting                                                   NA           94
Science Applications International Corp.                              NA        3,017
Sheridan Consulting Services                                          NA          110
Sherri McConnell                                                      NA           45
Southern Media & Opinion Research Inc                                 NA           55
Stork Southwestern Laboratories                                       NA          100
Strategic Business Initiatives, Inc.                                  NA           72
Technical Environmental Services, Inc.                                NA           11
Teledyne Brown Engineering                                            NA           50
The McDonnel Group, Inc. LLC                                          NA        2,476
Thomas F. Dinzeo                                                      NA          106
Thompson Group                                                        NA           52
Towers Perrin                                                         NA          179
UMS Group, Inc.                                                       NA           80
UMS Group North America, Inc.                                         NA           66
Universal Weather & Aviation                                          NA           10
University of Delaware                                                NA          120
University of Maryland                                                NA           38
UX Consulting Co.                                                     NA           16
VCI International                                                     NA           60
Wackenhut Corp.                                                       NA           99
Waggoner Engineering, Inc.                                            NA           86
Walk Haydel & Associates                                              NA          687
Walter E. Bond                                                        NA           10
Wharton Executive Education                                           NA           98
William C. Broadhurst                                                 NA          126
Xansa                                                                 NA          487
Other (118)                                                           NA          274
                                                                             --------
                                                        Total                 $68,089
                                                                             --------



   OUTSIDE SERVICE - CONTRACT/DESIGN ENGINEERING
Fact Based Mangement Inc.                                             NA         $403
IK Power System Solutions, Inc.                                       NA          270
Information Handling Services                                         NA           38
LAM Engineering                                                       NA           42
Overland Contracting, Inc.                                            NA          300
Power & Control Systems International, Inc.                           NA          565
Power Engineers, Inc.                                                 NA          484
Sheridan Consulting Services                                          NA           17
Sun Microsystems, Inc.                                                NA           23
Waldemar S. Nelson & Co., Inc.                                        NA           86
Washington Group International, Inc.                                  NA           13
Zeigler Cooper Architects                                             NA           78
Other (8)                                                             NA           20
                                                                             --------
                                                        Total                  $2,339
                                                                             --------



   OUTSIDE SERVICE - TEMPORARY EMPLOYEE SERVICES
Accountemps Division of Robert Half                                   NA          $39
Adecco North America LLC                                              NA           15
AM PM Temporary Services Inc.                                         NA          119
American Express                                                      NA           21
American Management Systems                                           NA        1,009
Amicus Legal Staffing Inc.                                            NA           14
Aura Energy Corp                                                      NA           68
Brooke Staffing Co., Inc.                                             NA           60
Concours Group, Inc.                                                  NA          191
Data Perfect                                                          NA          337
Data Port, Inc.                                                       NA           21
Elite Personnel Service Inc.                                          NA           29
Forrester Research, Inc.                                              NA           15
Garner Group, Inc.                                                    NA           56
Global Aviation Group                                                 NA           14
Hammerman & Gainer, Inc.                                              NA           12
IBM                                                                   NA          115
Kelly Services, Inc.                                                  NA          827
Kelly Technical Services, Inc.                                        NA           15
Kelly Temporary Services, Inc.                                        NA          341
Linda B. Thomas                                                       NA           14
Microsoft Corp.                                                       NA           20
NOLA Computer Services                                                NA           29
PriceWaterhouseCoopers LLP                                            NA           56
Pro Staff                                                             NA           26
Professional Temporaries USA                                          NA           18
Science Applications International                                    NA          198
Shuart & Assoc.                                                       NA          105
Special Counsel                                                       NA           13
Spherion Personnel                                                    NA           89
Staffmark                                                             NA           15
Tryco Staffing                                                        NA           19
Universal Personnel, Inc.                                             NA           16
Universal Personnel Service Co.                                       NA           34
Webmethods, Inc.                                                      NA          574
White Amber, Inc.                                                     NA        1,515
Xerox Business Corp.                                                  NA           15
Xerox Corp.                                                           NA           21
Other (59)                                                            NA          173
                                                                             --------
                                                        Total                  $6,268
                                                                             --------



OUTSIDE SERVICE - OTHER
A Rocket Moving & Storage, Inc.                                       NA          $14
A1 Asphalt Paving & Repair, Inc.                                      NA           28
ABB Power T&D Co. Inc.                                                NA        1,018
Accelerated Development                                               NA           46
Actural Sciences Associates                                           NA           22
A.D. Wynne Co., Inc.                                                  NA        1,609
Advantax Software LLC                                                 NA           18
Air 2 LLC                                                             NA       $2,057
Albert Garaudy & Assoc.                                               NA           11
Alcade Solutions LLC                                                  NA           89
Alcatel USA Marketing, Inc.                                           NA           13
Alliance for Competitive                                              NA          141
Alpha Sapience Consulting                                             NA           32
Alpine Power Systems                                                  NA           32
Alstom ESCA                                                           NA       11,333
Alternative Resources Corp.                                           NA           38
AM PM Temporary Services, Inc.                                        NA           17
American Appraisal Assoc., Inc.                                       NA          320
American Cabling & Electrical, Inc.                                   NA          101
American Citadel Guard Inc                                            NA           35
American Express                                                      NA           60
American Interplex                                                    NA           32
American Payment Systems Inc                                          NA           86
AR Electrical Cooperative Corp.                                       NA           21
Arlynne Kelleher                                                      NA           15
Artwork By Norris, Inc.                                               NA           21
Asplundh Tree Expert Co.                                              NA           33
Associated Office Systems                                             NA           51
ATL Products, Inc.                                                    NA           14
Audio Visual Innovations                                              NA           30
Banc of America Leasing & Capital LLC                                 NA           11
Barts Office Furniture Repairs Inc                                    NA           47
Baton Rouge International, Inc.                                       NA          116
BCP Technical Services, Inc.                                          NA           24
Becon Corp.                                                           NA           20
BellSouth                                                             NA          188
BellSouth Communication                                               NA          148
Benoit Design, Inc.                                                   NA          131
Berkshire Assoc., Inc.                                                NA           11
Bierman Group                                                         NA           88
Black & Veatch Corp.                                                  NA           41
Bostick Communications                                                NA           20
Bowne LLP                                                             NA           27
Brooke Staffing Company, Inc.                                         NA           10
Brown Williams Scarbrough                                             NA           22
Brunini Grantham Grower et al                                         NA           19
Burns International Security System, Inc.                             NA           13
CAD Scan, Inc.                                                        NA          149
Camelot Communications, Inc.                                          NA           30
Carl Mobley Construction, Inc.                                        NA           16
Carma International, Inc.                                             NA           37
Carpet Barn                                                           NA           46
Cartotech, Inc.                                                       NA           23
CEA Technologies                                                      NA           15
Cel & Associates                                                      NA           32
Central States Air Resource                                           NA           12
Ceridian Corp.                                                        NA           56
Charles River & Assoc.                                                NA          256
Chatham Partners, Inc.                                                NA          138
Chillco, Inc.                                                         NA           92
Choice Copy Service                                                   NA          $16
Choquette Landscapes LLC                                              NA           17
Clark Bardes, Inc.                                                    NA           40
Coari & Assoc.                                                        NA           28
Coastcom                                                              NA           10
Collective Technologies, Inc.                                         NA           41
Comdisco Disaster Recovery, Inc.                                      NA          199
Community Organization for Missionary                                 NA           11
Compaq Computer Corp.                                                 NA          769
Compliance Software Technologies                                      NA          164
Computational Systems, Inc.                                           NA           23
Computer Source, Inc.                                                 NA           25
Con Ark Builders                                                      NA          206
Concord Communications, Inc.                                          NA           33
Copyright Clearance Center, Inc.                                      NA           45
Corporate Med LLC                                                     NA           14
Corporate Executive Board                                             NA          139
Cowart Fence Co.                                                      NA           11
Crestone International LLC                                            NA           12
Crown Electric, Inc.                                                  NA           12
Crystal Decisions, Inc.                                               NA           11
CT Corp System                                                        NA           18
Cummins Midsouth, Inc.                                                NA           21
Curren & Landrieu                                                     NA           12
Cushman & Wakefield of TX, Inc.                                       NA           92
Czar, Inc.                                                            NA           20
Daley Tower Service, Inc.                                             NA           17
Dana Corporation                                                      NA           16
Data Projections, Inc.                                                NA           12
DE Harvey Builders                                                    NA          315
Delaune Security, Inc.                                                NA           40
Dell Computer Corp.                                                   NA           24
Dell Financial Services                                               NA          190
Dell Marketing Corp.                                                  NA          149
Demand Exchange LLC                                                   NA          123
Denali Group                                                          NA        1,155
Det Norske Veritas Industry                                           NA           17
Direct Report Corp.                                                   NA           16
Diversified Computer                                                  NA           33
Diversiplex, Inc.                                                     NA           68
Documentum, Inc.                                                      NA           31
Don Isbell, Inc.                                                      NA           20
Dow Jones & Co., Inc.                                                 NA           36
Drake Beam Morin, Inc.                                                NA           22
DSG Technology, Inc.                                                  NA           25
Earth Analytical Sciences, Inc.                                       NA           11
Econat, Inc.                                                          NA          120
Economy Com                                                           NA           44
Edison Electric Institute                                             NA           24
Ehrhardt Group                                                        NA           20
Electric Reliability Council of TX                                    NA          427
Electrical Engineering                                                NA          534
Electronic Data Systems Corp.                                         NA        4,628
Elite Personnel Service, Inc.                                         NA          $38
Ellis Co., Inc.                                                       NA           15
EMCO Co., Inc.                                                        NA           20
Emergency Power Service                                               NA           19
Empire Solutions, Inc.                                                NA           25
Energy Ventures Analysis, Inc.                                        NA           15
Engineering Education Assoc.                                          NA           21
Ensemble LTD                                                          NA           11
Environmental Consultants, Inc.                                       NA           42
Epoch Online                                                          NA           13
EPRI NDE Center                                                       NA          120
EPRI Solutions                                                        NA          157
Equifax                                                               NA          134
Ernst & Young LLP                                                     NA           19
Eroom Technology                                                      NA           15
Exolink Corp.                                                         NA          174
Farrell Construction                                                  NA           29
Fieldtech, Inc.                                                       NA          510
Financial Concepts                                                    NA           20
Financial Times Energy                                                NA          126
First South Utility Construction, Inc.                                NA           25
Fisk Electric Co.                                                     NA           33
Fittz & Shipman, Inc.                                                 NA           68
Flour Daniel, Inc.                                                    NA          946
Foresight Weather LLC                                                 NA           44
Fried Frank Harris Shriver et al                                      NA           38
Frontier Systems, Inc.                                                NA           28
FTN Associates                                                        NA          106
Fuelman of New Orleans Corp.                                          NA           15
Fuelman of Shreveport Corp.                                           NA           17
Gartner Group, Inc.                                                   NA          235
General Electric                                                      NA          166
General Electric Industrial Systems                                   NA           41
General Physics Corp.                                                 NA          770
General Reliability                                                   NA           55
Gentech Software, Inc.                                                NA           44
Gerald R. Richard                                                     NA           57
Gill Industries LTD                                                   NA           11
Global Atmospherics, Inc.                                             NA          169
Global Project Management LLC                                         NA          264
Goldberg Marchesano Partners                                          NA          108
Goodrum Construction                                                  NA           56
Grinnell Fire Protection Corp.                                        NA          136
Hammerman & Gainer, Inc.                                              NA           11
Harbour Group LTD                                                     NA           65
Harte Hanks Data Technologies LLC                                     NA          142
Haynes & Boone LLP                                                    NA          226
HB Neild & Sons Inc.                                                  NA           78
Henwood Energy Services, Inc.                                         NA           48
Herbert O'Donnell, Inc.                                               NA          152
Hi Tech Measurement LLC                                               NA           15
Hooper Hooper Owen & Gould                                            NA          139
Howard Technical Services, Inc.                                       NA           14
Huey T. Littleton Claims                                              NA          $30
Hyatt Regency                                                         NA           57
IBM                                                                   NA       11,339
ICF Information Technology, Inc.                                      NA        2,812
ICF Resources, Inc.                                                   NA           44
IDS Scheer, Inc.                                                      NA          252
IK Power System Solutions, Inc.                                       NA          451
Ikon Office Solutions                                                 NA           40
Indus International, Inc.                                             NA        2,800
Industrial Signs, Inc.                                                NA           43
Institute of Nuclear Power Operations                                 NA          206
Intela Services                                                       NA           11
Interface Security System                                             NA           37
Intermec Technologies Corp.                                           NA           22
Intersearch Corp.                                                     NA          987
International Gas Consulting, Inc.                                    NA           14
Ion Networks, Inc.                                                    NA           12
IPC Information Systems, Inc.                                         NA           86
Iron Mountain                                                         NA           14
IT Corp.                                                              NA           17
Itron, Inc.                                                           NA          285
Ivins Phillips & Barker                                               NA           48
J Howard & Assoc.                                                     NA           24
J&B Software                                                          NA           61
Jack N. Unruh                                                         NA           49
James C. Cordell                                                      NA           35
James R. Rider                                                        NA           43
Jerry L Maulden                                                       NA           32
Jim Rubin                                                             NA          147
JJ Bergeron & Co., Inc.                                               NA           14
Jim Cannell, Inc.                                                     NA           54
John Chance Land Surveys, Inc.                                        NA           11
John Clayton Randolph                                                 NA           12
John Drebinger Presentations                                          NA           16
K&P Fuel, Inc.                                                        NA           70
Kay Electronics                                                       NA           34
Kelly Services, Inc.                                                  NA          118
Kelly Temporary Services, Inc.                                        NA           28
Kennedy Reporting Service, Inc.                                       NA          135
KFG, Inc.                                                             NA           78
Kronish Lieb Weiner & Hellman                                         NA          724
Louisiana Tech Univ.                                                  NA           28
Labvantage Solutions                                                  NA           11
Lantrip Construction                                                  NA           84
Leading Learning Communities                                          NA           12
Leading Technology Services                                           NA           93
Leasetec Corp.                                                        NA           95
LECG LLC                                                              NA           85
Lek Consulting                                                        NA        3,562
Lesley & Assoc.                                                       NA           15
Lexis Nexis                                                           NA           75
Liskow &  Lewis                                                       NA          112
Louis E. Roemer PE PhD                                                NA           19
LTS, Inc.                                                             NA          $14
LTS Wireless                                                          NA           34
M&I Data Services                                                     NA           25
Mahiuddin Laskar                                                      NA           98
Mahl & Assoc., Inc.                                                   NA           48
Main                                                                  NA           33
Mannings School Supply                                                NA          309
Manpower, Inc.                                                        NA          165
Mardi Gras Productions                                                NA          177
Marion E. Council PE                                                  NA           22
Marks Paper Co.                                                       NA          172
Marsh USA, Inc.                                                       NA          575
Marvin Electric Service, Inc.                                         NA           40
Mathes Group                                                          NA          276
Maxim Group                                                           NA           72
McClung Computer Consulting                                           NA           41
McConnell Rigging Co., Inc.                                           NA           28
McCoy, Inc.                                                           NA           52
McCracken & Norton, Inc.                                              NA           27
McKee Nelson Ernst & Young LLP                                        NA          856
McKinsey & Co., Inc.                                                  NA        1,436
MCS Group                                                             NA           16
Mediatrain Net                                                        NA          229
Metco Environmental Inc.                                              NA          305
Metso Automation USA, Inc.                                            NA           21
Michael A. Nelson                                                     NA           10
Michael John Deegan                                                   NA           33
Micon                                                                 NA           13
Microstrategy, Inc.                                                   NA           21
Microwave Telecommunications                                          NA           16
Miller & Chevalier                                                    NA           24
Mind IQ Corp.                                                         NA          145
Modular Office Co.                                                    NA           12
Motorola, Inc.                                                        NA           14
MRT Construction                                                      NA           38
MS Gerber & Assoc., Inc.                                              NA          142
National D Day Museum Foundation                                      NA           41
NCS Assessments                                                       NA           20
NEC America, Inc.                                                     NA           40
Nelson Mullins Riley & Scarborough                                    NA           71
Nenstiel & Assoc.                                                     NA           28
New Energy Assoc.                                                     NA          162
New Horizons Computer Learning                                        NA           10
Norstan Communications                                                NA          105
Nortel Networks                                                       NA          159
Northbridge Group                                                     NA        4,304
Northwest Suites, Inc.                                                NA           18
Oakwood Corporate Group                                               NA           45
OG & E Electric Services                                              NA           12
Onsite Energy Services                                                NA          201
Onsite Engineering & Management                                       NA           21
Ontrack Data Recovery, Inc.                                           NA          531
Opex Corp.                                                            NA           31
Option One                                                            NA         $187
OTCS, Inc.                                                            NA           27
Pace Systems                                                          NA           11
Pantlellos Group Limited                                              NA          304
Parker & Associates                                                   NA          111
Parviz Rastgoufard PhD PE                                             NA           70
Paul Sita Co., Inc.                                                   NA           69
Paul W. Perry                                                         NA           13
PB Power                                                              NA           62
PBM Services                                                          NA           13
PeopleSoft USA, Inc.                                                  NA           76
Personnel Consulting Group                                            NA          110
Personnel Research Assoc., Inc.                                       NA           18
Petroleum Industry Research Assoc.                                    NA           14
Pinkerton Services Group                                              NA           13
PMCC, Inc.                                                            NA          476
PMO Link, Inc.                                                        NA          750
Potomac Communications Group                                          NA           69
Power & Control Systems International, Inc.                           NA          649
Powertech Labs, Inc.                                                  NA           20
Powerworld Corp.                                                      NA           20
PR Newswire, Inc.                                                     NA           18
Premiere Conferencing                                                 NA           26
Press Association, Inc.                                               NA           38
PriceWaterhouseCoopers                                                NA           18
Primavera Systems, Inc.                                               NA          102
Pro Staff                                                             NA           13
Productivity Point Intl.                                              NA           14
Professional Electric Service                                         NA           24
Project Incentives, Inc.                                              NA          215
R Duffy Wall & Assoc.                                                 NA          205
Rackspace Managed Hosting                                             NA           37
Raxco Software, Inc.                                                  NA           16
Reflection Software                                                   NA          181
Regional Economic Research, Inc.                                      NA           14
Repeal PUHCA Now Coalition                                            NA           18
Revenew International, Inc.                                           NA          214
RHR International                                                     NA          115
Ridgeways, Inc.                                                       NA          134
Risk Management Alternatives, Inc.                                    NA           32
Rivel Research Group                                                  NA           26
Rodney K. Gilbreath                                                   NA          172
Roger A. Morin                                                        NA           41
Ronald Doades & Co.                                                   NA           20
Roy A. Giangrosso                                                     NA          140
Roy J. Shanker PhD                                                    NA           54
Sagent Technology, Inc.                                               NA           37
SAIA Electric                                                         NA           75
Savage Design Group, Inc.                                             NA           19
SBC Datacomm                                                          NA          517
Science Applications International Corp.                              NA          129
Securites & Exchange Commission                                       NA          167
Security Support Services                                             NA           20
SGS Statistical Services                                              NA          $13
Shearman & Sterling                                                   NA          233
Shelton G. Cunningham                                                 NA           13
Sigma Breakthrough Technologies                                       NA          543
Sigma Engineers, Inc.                                                 NA           18
Sir Speedy                                                            NA          122
SJ Berwin                                                             NA          389
Smith Hemmesch Burke & Brannigan                                      NA           15
Sodexho Services, Inc.                                                NA        1,224
Software House International                                          NA           84
Software Systems Development                                          NA           78
Solid Systems, Inc.                                                   NA           18
Some Other Place, Inc.                                                NA           11
Sonitrol                                                              NA           17
Source, Inc.                                                          NA           12
Southern Electronics Supply                                           NA           12
Southern Woodworks                                                    NA           16
Southline Equipment Co.                                               NA           20
Spec ATS, Inc.                                                        NA           27
Sprint Paranet, Inc.                                                  NA          474
Standard & Poors Corp.                                                NA           37
Star Service, Inc. of Baton Rouge                                     NA           10
Star Service, Inc. of Jackson                                         NA           58
Strahan Painting, Co.                                                 NA           29
Subalusky Services, Inc.                                              NA           25
Superior Power Solutions, Inc.                                        NA           79
Sutherland Asbill & Brennan LLP                                       NA           56
Swedish Transmission Research                                         NA           66
SWR Worldwide                                                         NA           77
System Applications International, Inc.                               NA           16
System Management Software, Inc.                                      NA           61
Technical Environmental Services, Inc.                                NA           31
Teknekron Infoswitch Corp.                                            NA          126
Teksystems                                                            NA           75
Telephone & Computer Wiring                                           NA           49
Tellabs Operations, Inc.                                              NA           11
Test Laboratories International, Inc.                                 NA           11
Thermo Jarrell Ash Corp.                                              NA           11
Thinkspark                                                            NA          138
Thomas Financial Carson                                               NA          126
TMNG Marketing, Inc.                                                  NA           48
Todays Office                                                         NA           65
Todd Electric, Inc.                                                   NA           79
Tomba Communications                                                  NA           31
Transworld Systems, Inc.                                              NA           17
Trinity Consultants, Inc.                                             NA           29
TVA Watch                                                             NA          134
Ultimate Marketing, Inc.                                              NA           53
UMS Group North America, Inc.                                         NA           42
United Board of Missions                                              NA           10
United States Postal Service Co.                                      NA          250
Universal Personnel Service Co.                                       NA          425
Upton Creative Printing Co.                                           NA          156
URS Corp.                                                             NA          $11
UTSI International Corp.                                              NA           33
Vegetation Management                                                 NA           16
Verret Architects                                                     NA           48
Vinson Guard Service                                                  NA          341
Wackenhut Corp.                                                       NA           70
Waldemar S. Nelson & Co.                                              NA          149
Wallace Computer Services, Inc.                                       NA           11
Washington Group International, Inc.                                  NA           11
Washinton Speakers Bureau                                             NA           66
Weather Service International                                         NA           57
Weed Pro LLC                                                          NA           11
Weiner Cort Furniture Rental                                          NA           33
West Publishing                                                       NA           10
Westhill Partners                                                     NA           81
Wharton Executive Education                                           NA           33
White Amber, Inc.                                                     NA          249
Williams Printing Corp.                                               NA          248
Wire One Technologies, Inc.                                           NA          111
Woodlands Operating Co. LP                                            NA           23
Woodlands Resort & Conference Center                                  NA           15
Woodlands Security                                                    NA           14
World Investor Link, Inc.                                             NA           17
Xansa                                                                 NA          186
Xerox Business Corp.                                                  NA          128
Youachieve.com, Inc.                                                  NA           20
Other (841)                                                           NA        7,435
                                                                             --------
                                                        Total                 $93,077
                                                                             --------

                                                       Grand Total           $181,425
                                                                             ========

* The activity shown here may be duplicated in the "Other Deductions - Account
  426.5" Schedule or the "General Advertising Expenses - Account 930.1"
  Schedule.



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 2001

                      Employee Pensions and Benefits

                              (In Thousands)

Instructions:
Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

Description                                          Amount

Medical & Other Benefits Under Flex Benefit Programs   $19,406
Savings Plan                                             5,892
Pension Plans                                           15,271
Employee Meetings/Functions/Awards                       5,111
Educational Reimbursement                                  569
Post Retirement Plan Benefits                           12,701
Executive Supplemental Pension                           8,244
Other                                                    2,351
                                                       -------
                                           TOTAL       $69,545
                                                       =======



              ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

           General Advertising Expenses - Account 930.1

                          (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

              Description                        Name of Payee Amount*               Amount
Advertising in Newpapers, Periodicals,  Goldberg Marchesano Partners                      $463
          Billboards, Radio, etc.       Cranford Johnson Robinson                           84
                                        SWR Worlwide                                        77
                                        New Orleans Brass Inc.                              38
                                        Stone & Ward                                        33
                                        Edison Electric Institute                            9
                                        Adele Dauphin                                        8
                                        Clout Ministerial Alliance Inc.                      8
                                        VCI Intl                                             8
                                        GMC and Co, Inc.                                     6
                                        Minority Business News USA                           5
                                        Med Week                                             5
                                        Henneman Design                                      5
                                        Minority Business Entreprenuer                       4
                                        Times Picayune                                       4
                                        Black Caucus Police Jury of Louisiana                3



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

              General Advertising Expenses - Account 930.1

                            (In Thousands)


                 Description                         Name of Payee Amount*            Amount
Fees and expenses of advertising agencies and  MCS Group                                    $84
     commercial artists                        Beber Silverstein & Partners Inc.             72
                                               Keating Magee & Assoc                         22
                                               Coogan Crawford & Assoc Inc.                  10
                                               Energy Strategists Consultancy                10
                                               Alma M Williams                               10
                                               Joe Gould Advertising Specialties              3
                                               American Express                               3

Printing of Booklets, Dodgers, Bulletins, etc. White Advertising Specialty                   11
                                               Forget Me Knots                                3

Employee Expenses                              Payroll/Employee Expenses                     43

Others                                         Others (56)                                   77
                                                                                         ------
                                               Total                                     $1,108
                                                                                         ======
* The activity shown here may be duplicated in the "Other Deductions -
  Account 426.5" Schedule.

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

                     Miscellaneous General Expenses

                            (In Thousands)

Instructions:
Provide a listing of the amount included in "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976
(2 U.S.C.SS441(b)(2)) shall be separately classified.

                   Description                     Amount

Employee development                                 $1,152
Employee relocation and outplacement                  4,528
Applicant expenses                                      997
Industry Association Dues / Corporate Memberships     3,428
Other corporate expenses                              4,202
                                                    -------
                                            TOTAL   $14,307
                                                    =======

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                                Rents

                            (In Thousands)

Instructions.
Provide a listing of the amount included "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

                Type of Property                   Amount

Building & Property                                 $22,419
Equipment & Facilities                                3,454
Computer hardware                                     6,584
Computer software                                    11,156
Other                                                  (897)

                                                    -------
                                            TOTAL   $42,716
                                                    =======

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

                    Taxes Other Than Income Taxes

                             (In Thousands)

Instructions:
Provide an analysis of "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and
(2) U.S. Government taxes.   Specify each of the various kinds of taxes
and show the amounts thereof. Provide a subtotal for each class of tax.

              Kind of Tax                                     Amount

Taxes Other Than U.S. Government Taxes
     Property taxes                                            $2,461
     Unemployment taxes                                           128
     Other taxes                                                2,710
                                                              -------
                                                 Total         $5,299
U.S. Government Taxes                                         -------
     FICA taxes                                                13,558
     Unemployment taxes                                           166
                                                              -------
                                                 Total        $13,724
                                                              -------
                                                 TOTAL        $19,023
                                                              =======

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 2001

                        Donations - Account 426.1

                              (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

              Name of Recipient                     Purpose of Donation        Amount
Greater New Orleans Foundation                 Annual Support                      $639
National Republican Senatorial Committee       Building Fund Contribution            25
Eisenhower Building Fund                       Building Fund Contribution            25
Democratic Congressional Campaign Committee    Building Fund Contribution            25
Democratic Senate Campaign Committee           Building Fund Contribution            25
Audubon Society                                Corporate Sponsorship                 21
Democratic Leadership Council                  Building Fund Contribution            19
NRCC Building Fun                              Building Fund Contribution            17
Waterfall Committee                            Corporate Sponsorship                 13
Mississippi Inaugural Committee                Corporate Sponsorship                 10
US National Committee CIGRE                    Corporate Sponsorship                  5
Institute of Internal Auditors                 Corporate Sponsorship                  5
City Park Improvement Assocation               Corporate Sponsorship                  4
Arkansas State Society                         Corporate Sponsorship                  3
Others (19)                                                                          30

Employee Services:
Manage Contributions                                                                734

                                                                                 ------
                                                                      TOTAL      $1,600
                                                                                 ======

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

                   Other Deductions - Account 426.5

                             (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.5, "Other
Deductions," classifying such expenses according to their nature.

          Description                      Name of Payee *               Amount
Restructuring Costs - Transition C. Lyle Barney Consulting                      $49
to Competition                   J. Cal Inc.                                     30
                                 Marketing Services, Inc.                       160
                                 Strategic Business Initiatives, Inc.            72
                                 William C. Broadhurst                          126
                                 Payroll                                          3
                                 Other                                            1

Perform Executive Functions      Miscellaneous Income Deduction                  33
                                 Exployee Expenses                              299
                                 Payroll                                          1

Perform Lobbying Activities      Payroll                                         10
                                 Employee Benefits                               22
                                 Employee Expenses                               70
                                 Payroll Taxes                                    4
                                 Other                                          273

Conduct Flight Operations        Employee Expenses                                8

Manage Governmental  Affairs     Payroll                                          2

Manage Wholesale Transactions    Public Relation Expenses                         6
                                 Miscellaneous General Expenses                  12
                                 Employee Expenses                                1

Other Expenses                   Various Vendors                                341

                                                                             ------
                                                                TOTAL        $1,523
                                                                             ======
* The activity shown here may be duplicated in the "Outside Services
  Employed" Schedule.




                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 2001

              Schedule XVIII - Notes to Statement of Income

Instructions:
The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year.
Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Notes to Financial Statements on Pages 14-A through 14-F.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                         Organization Charts


                           See page 29 - A






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                        Methods of Allocation


                    See pages 29 - B thru 29 - D






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

     Annual Statement of Compensation for Use of Capital Billed


                              - None -

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                         Organization Charts



Chairman

     Corporate
          Human Resources & Administration
          Legal
          Public Relations & Affairs
          Transition Projects
          Domestic Operations

     Finance
          Chief Financial Officer
          Information Technology
          Finance Operations Center
          Supply Chain

     Retail Services

     Nuclear

     Regulated Operations

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                        Methods of Allocation

Note: Each allocation formula is based on data relevant to the participating Client Companies to whom the services are provided and the department providing the service.

Energy Sales
   Based on total kilowatt-hours of energy sold to consumers.

Customers
   Based  on  a  twelve-month  average  of  Residential,  Commercial,
   Industrial,    Government,   and   Municipal   general    business
   electric/gas customers.

Employees
   Based on the number of full time employees at year-end.

Responsibility Ratio
   The Responsibility Ratio of a company is the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock hour demands in kilowatts of the Company's interconnected system, occurring each month coincident with the System peak load, during the twelve-month period ending with the current month.

Transmission Line Miles
   Based on the number of miles of transmission lines, weighted for design voltage. (Voltage < 400kv = 1, Voltage >= 400kv = 2)

Substations
   Distribution Substations is based on the number of high voltage substations weighted for voltage. (Voltage < 500kv = 1, Voltage >= 500kv = 2)

Gas Consumption
   Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy system.

Level of Service
   Based on Entergy Services' total billings to each Client Company excluding corporate overhead.

System Capacity (Non-Nuclear)
   Based on the power level, rated in kilowatts, that could be achieved if all generating units were operating at maximum capability simultaneously.

Labor Dollars Billed
   Based on total labor dollars billed to each company.

Distribution Line Miles
   Based on the number of miles of distribution lines of 34.5kv or less.

Coal Consumption
   Based on the quantity of tons of coal delivered annually to each coal plant within the Entergy System.

Accounts Payable Transactions
   Based on the number of accounts payable transactions processed annually for each Entergy System Company.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                        Methods of Allocation


Square Footage
   Based on square footage occupied by ESI functional business units.

Insurance Premiums (Non-Nuclear)
   Based on non-nuclear insurance premiums.

Asset Locations
   Based on the number of asset locations at period end.

Average Outstanding Capital Expenditure Authorizations (CEAs) and
Storm Job Orders (SJOs)
   Based on a twelve-month average of outstanding CEAs and SJOs.

Total Assets
   Based on total assets at period end.

Bank Accounts
   Based on the number of bank accounts at period end.

Server and Mainframe Usage Composite
   Based on the use of historical expenditures of mainframe and Unix servers and related database information.

General Ledger Transactions
   Based on the number of general ledger transactions for the period.

Fiber
    Based on capacity and use of the Entergy System's fiber optic network.

Paychecks
    Based on the number of paychecks issued to each Legal Entity at period end.

Transition to Competition
    Based on a twelve-month average of Residential, Commercial, Industrial, Government, and Municipal general business of gas and/or electric.

Telephones
    Based on the number of telephones within each Legal Entity at period end.

Nuclear Units/Nuclear Sites
    Based on the number of nuclear units/sites managed and operated by each Entergy System Company.

Call Centers
    Based on the number of customer calls for each Legal Entity at period end.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                        Methods of Allocation


Accounts Receivable Invoices
    Based on the number of accounts receivable invoices processed annually for each Entergy System Company.

Property and Liability Paid Losses
    Based on a five-year annual average of the property and liability losses paid by the system companies.

Composite - Supply Chain (Number of Transactions, Stockroom Count, and Procurement Total Spending)
    Based on three components with weighting to each: number of transactions (37.5%), stockroom count (37.5%), and procurement total spending (25%).

Supply Chain - Inventory Management Fossil, Transmission, and
Distribution Issues/Transfers and Returns
    Based on the number of issues, transfers, and return transactions for each Legal Entity at period end.

Supply Chain - Procurement Total Spending
    Based on the dollar amount of procurement spending within each Legal Entity at period end.

Remote Access Services (RAS) Ids
    Based on the number of RAS Ids within each legal entity at period end.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

                           (In Thousands)

Cost of services charged to project codes established to
track cost of functions performed by System Fuels, Inc. (SFI)
personnel transferred to Entergy Services, Inc. (Entergy Services).
                                                                   Amount
Direct Cost:
  Labor and related cost                                             $57
  Other direct cost                                                   35
Indirect cost                                                         19
                                                                    ----
Total                                                                111
                                                                    ----
Cost of services charged to work orders not related to
  the transfer of SFI personnel                                      845
                                                                    ----
Total cost of services performed by Entergy Services
  and billed to SFI                                                 $956
                                                                    ====

Amounts billed to Operating Companies for Fuel Oil Program*         $597

Deferred Cost/Services                                                 -

Charged to Nuclear Fuel Inventory                                    359

Charged to Gas and Oil Development and Production Program              -
                                                                    ----
Total                                                               $956
                                                                    ====


* Amounts charged to the Fuel Oil Program as a component of period cost. For 2001, based on monthly averages, period costs were allocated 10% to Entergy Arkansas, Inc. (EAI), 50% to Entergy Louisiana, Inc. (ELI), 30% to Entergy Mississippi, Inc. (EMI), and 10% to Entergy New Orleans, Inc. (ENOI).

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 2001

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

Allocation of Indirect Cost

Indirect cost is comprised of labor loading and variable overhead. The labor loading and variable overhead are allocated to project codes on the basis of labor dollars charged to each project code.

Fuel Department Cost

The labor costs of Entergy Services personnel performing work for SFI are recorded by a process similar to all other costs incurred by Entergy Services. Various Project Codes have been established at Entergy Services to track the cost of functions performed by Entergy Services personnel for SFI matters which are billed 100% to SFI.

Services Provided

The Finance Operations Center provides accounting services to SFI in the following areas: financial and operating information services, accounting services relative to SFI's owned and leased properties, fuel oil inventory accounting, nuclear fuel inventory accounting, billing of fuels and services provided to the Operating Companies, assist in the coordination and preparation of budgets and forecasts for SFI, provides data required by various regulatory and other agencies, and provides accounts payable services.

The Energy Management Organization (EMO) provides services that include operation and supervision and maintenance of fuel oil facilities.

Changes in Organization

As previously reported, the System's fuel planning and procurement administration was reorganized during 1988, which redefined the fuels management roles and placed the responsibility for most fuel procurement decisions with the Entergy Corporation System Executives.

In general, the Operating Companies execute and administer power plant gas and coal contracts under an acquisition and administration policy. Financing nuclear fuel inventory and fuel oil inventory and facilities, and accounting functions related to these continuing activities are still performed by Entergy Services personnel.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                          Signature Clause

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                          Entergy Services, Inc.
                                       (Name of Reporting Company)



                              By:        /s/ Nathan E. Langston
                                      (Signature of Signing Officer)


                              Nathan E. Langston
                              Senior Vice President and Chief Accounting
                               Officer
                              (Printed Name and Title of Signing Officer)


Date:  May 1, 2002